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                                                                     Exhibit 3.1

                          SEVENTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         FAIRPOINT COMMUNICATIONS, INC.

          FairPoint Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies as follows:

          1.    The name of the Corporation is FairPoint Communications, Inc.

          2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 30, 1993.

          3. This Seventh Amended and Restated Certificate of Incorporation (the "AMENDED AND RESTATED CERTIFICATE") has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL"). The text of the Amended and Restated Certificate of Incorporation as amended and restated shall read in full as follows:

          "FIRST:   The name of the Corporation is FairPoint Communications,
Inc.

          SECOND:   The address of its registered office in the State of
Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

          THIRD:    The purpose of the Corporation is to engage in any lawful
act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH:   The total number of shares of all classes of stock which the
Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares of which (i) One Hundred Million (100,000,000) shares shall be designated as Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK"), and (ii) Four Hundred Million (400,000,000) shares shall be designated as Common Stock, par value $0.01 per share (the "COMMON STOCK"). The Common Stock shall consist of three series: (A) 236,200,000 shares of Class A Common Stock (the "CLASS A COMMON STOCK"), (B) 150,000,000 shares of Class B Common Stock (the "CLASS B COMMON STOCK") and (C) 13,800,000 shares of Class C Common Stock (the "CLASS C COMMON STOCK"). Of the Preferred Stock, One Million (1,000,000) shares shall be designated and known as Series A Preferred Stock (the "SERIES A

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PREFERRED STOCK"), which Series A Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designation of Series A Preferred Stock of the Corporation dated as of May 10, 2002 (the "SERIES A CERTIFICATE OF DESIGNATION").

A.   COMMON STOCK

          (1) RIGHTS GENERALLY. Except as provided herein, all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be identical and entitle the holders thereof to the same rights and privileges.

          (2) VOTING RIGHTS OF COMMON STOCK. The holders of Class A Common Stock shall be entitled to one vote per share on all matters with respect to which they have the right to vote. The holders of Class B Common Stock and Class C Common Stock shall not be entitled to any voting rights, except as required by the DGCL.

          (3) DIVIDEND RIGHTS OF COMMON STOCK AND STOCK SPLITS. Whenever dividends upon Preferred Stock at the time outstanding, to the extent of any preference to which such stock is entitled, shall have been paid in full, or declared and set apart for payment, for all current and, if such Preferred Stock shall have cumulative rights, all past dividend periods, and after the provisions for any sinking or purchase fund or funds for any series of Preferred Stock shall have been complied with, the Board of Directors may declare and pay dividends on the Common Stock, payable in cash or otherwise, and the holders of shares of Preferred Stock shall not be entitled to share therein, subject to the certificate of designation for any outstanding series of Preferred Stock, provided that, if dividends are declared on the Common Stock which are payable in shares of Common Stock, dividends shall be declared which are payable at the same rate on each class of Common Stock with dividends payable in shares of Class A Common Stock payable to holders of shares of Class A Common Stock, dividends payable in shares of Class B Common Stock shall be payable to holders of shares of Class B Common Stock and dividends payable in shares of Class C Common Stock shall be payable to holders of shares of Class C Common Stock; and provided further, that no dividends payable in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock shall be declared unless an adequate number of authorized but unissued shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable, is available as of the date of such declaration. No subdivision (by any stock split, stock dividend, recapitalization or otherwise) and no combination (by reverse stock split or otherwise) of the Class A Common Stock may occur unless the Class B Common Stock and Class C Common Stock are subdivided or combined in the same manner, no subdivision (by any stock split, stock dividend, recapitalization or otherwise) and no combination (by reverse stock split or otherwise) of the Class B Common Stock may occur unless the Class A Common Stock and the Class C Common Stock are subdivided or combined in the same manner and no

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subdivision (by any stock split, stock dividend, recapitalization or otherwise)
and no combination (by reverse stock split or otherwise) of the Class C Common Stock may occur unless the Class A Common Stock and the Class B Common Stock are subdivided or combined in the same manner.

          (4) LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation or upon the distribution of assets of the Corporation, all assets and funds of the Corporation remaining, after the payment to the holders of Preferred Stock of the full preferential amounts to which they shall be entitled pursuant to the certificate of designation for such series of Preferred Stock, shall be divided and distributed among the holders of the Common Stock ratably.

          (5)   CONVERSION RIGHTS.

     (A) RIGHT TO CONVERT. The holders of Class B Common Stock and Class C Common Stock shall not have the right to convert their shares of Class B Common Stock or Class C Common Stock, as applicable, into shares of Class A Common Stock at their option.

     (B) AUTOMATIC CONVERSION. Each share of Class B Common Stock shall be converted into one share of Class A Common Stock, which share shall be duly authorized, validly issued, fully paid and non-assessable automatically upon receipt of all governmental approvals necessary to effectuate a change of control, as contemplated by that certain Stock Purchase Agreement, dated as of January 4, 2000, by and among the Corporation and certain other parties thereto, as such agreement may from time to time be amended in accordance with its terms (the "Stock Purchase Agreement"). Upon the occurrence of the consummation by the Corporation of an offering of its Class A Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in which the Corporation raises at least $150 million in gross proceeds or any Conversion Event (as defined herein), each record holder of Class C Common Stock shall be entitled to convert into the same number of shares of Class A Common Stock any or all of the shares of such holder's Class C Common Stock; provided that if the Corporation has not received all governmental approvals necessary to effectuate a change of control, as contemplated by the Stock Purchase Agreement then such shares shall not convert until such time as the shares of Class B Common Stock are automatically converted into shares of Class A Common Stock. For purposes hereof, (i) a "Conversion Event" shall mean any transfer of shares of Class C Common Stock to any person or persons who are not affiliates of the transferor, including, without limitation, pursuant to any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act, and a public sale pursuant to Rule 144 under the Securities Act or any similar rule then in force), (ii) a "person" shall mean any natural person or any corporation, partnership, joint venture, trust, unincorporated organization and any other entity

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or organization and (iii) an "affiliate" with respect to any person, shall mean such person's spouse, parents, members of such person's family or such person's lineal descendants and any other person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. In addition, all of the Class C Common Stock may be automatically and mandatorily converted into the same number of shares of Class A Common Stock without any action on the part of any holder upon notice to such effect by the Corporation to the record holders of Class C Common Stock. In addition, in the event the Corporation enters into any merger or consolidation transaction or sells or transfers all or substantially all of its assets or consummates any form of recapitalization or reorganization in which the stockholders of the Corporation immediately preceding such transaction own less than a majority of the capital stock of the surviving entity immediately following such transaction, each record holder of Class C Common Stock shall be entitled to convert into the same number of shares of Class A Common Stock any or all of the shares of such holder's Class C Common Stock.

     (C) MECHANICS OF CONVERSION. Each holder of Class B Common Stock or Class C Common Stock whose shares have automatically converted into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled (equal to one (1) share of Class A Common Stock for each share of Class B Common Stock or Class C Common Stock being converted) and shall promptly pay in cash all declared and unpaid dividends, if any, on the shares of Class B Common Stock or Class C Common Stock, as applicable, being converted, to and including the time of conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Class B Common Stock or Class C Common Stock to be converted, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

          FIFTH: The Corporation is to have perpetual existence.

          SIXTH: The number of directors which shall constitute the whole Board of Directors shall be fixed by and in the manner provided in the Bylaws of the Corporation.

          SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

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          EIGHTH: Election of directors at an annual or special meeting of the stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          NINTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED, HOWEVER, that this paragraph shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date of filing of this Amended and Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by the General Corporation Law of the State of Delaware as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification.

          TENTH: The Corporation shall, to the full extent now or hereafter permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

          ELEVENTH: If at any time any right, preference or limitation of the Common Stock or the Preferred Stock set forth in this Amended and Restated Certificate is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth in this Amended and Restated Certificate (as so amended) which can be given effect without invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.

          TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation."

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          IN WITNESS WHEREOF, this Seventh Amended and Restated Certificate of
Incorporation has been signed on this 10th day of May, 2002.

                                           FAIRPOINT COMMUNICATIONS, INC.

                                           By:   /s/ Walter E. Leach, Jr.
                                               ------------------------------
                                           Name:  Walter E. Leach, Jr.
                                           Title: Senior Vice President & CFO

Attest:

By:  /s/ Timothy W. Henry
   ------------------------
Name:  Timothy W. Henry
Title: Vice President-Finance, Treasurer
       & Assistant Secretary